Exhibit 3.16

State of Delaware

Secretary of State

Division of Corporations

Delivered 12:50 PM 07/21/2003

FILED 12:34 PM 07/21/2003

SRV 030475301—3658766 FILE

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

FD MWA HOLDINGS INC.

FD MWA Holdings hic, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies:

FIRST: That by unanimous written consent of the Board of Directors of the Corporation, dated as of July 18, 2003, the Board of Directors adopted the following resolutions proposing and declaring advisable that the Certificate of Incorporation of the Corporation be amended and that such amendment be submitted to the sole stockholder of the Corporation for its consideration:

RESOLVED, that the Board of Directors of the Corporation hereby determines and deems it advisable and in the best interests of the Company’s sole stockholder that the Certificate of Incorporation of the Corporation be amended by deleting Article FOURTH thereof and substituting for said Article FOURTH the following:

FOURTH: The total number of shares which the Corporation shall have authority to issue is 4,232,000 shares of Common Stock, with a par value of $0.01 per share (the “Common Stock”)

; and be it

FURTHER RESOLVED, that the aforesaid proposed amendment be submitted to the sole stockholder of the Corporation for its consideration; and be it

FURTHER RESOLVED, that upon obtaining the approval by the sole stockholder of the aforesaid amendment as required by law, the officers of this Corporation be, and hereby are, authorized, empowered and directed to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Amendment setting forth the aforesaid amendment in the form approved by the sole stockholder, to execute all such additional instruments and documents, in the name and on behalf of the Company, to effectuate these resolutions, to pay all such costs and expenses as in their judgment shall be necessary, proper or advisable in order to carry out the intent and accomplish the purposes of these resolutions, and to take all such further action as shall, in their judgment, be necessary or appropriate in order to carry out the intent and accomplish the purposes of these resolutions, the approval thereof to be conclusively evidenced by the taking of such action.

SECOND: That the sole stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware,

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on its behalf by Thomas Lauer its President as of this 18th day of July, 2003.

FD MWA HOLDINGS INC.

By: /s/ Thomas Lauer

Name: Thomas Lauer

Title: President